Aon Files $750 Million Universal Shelf

Major Portion of Capital Raising to be Dedicated To New Property and Casualty Underwriting Initiatives

    CHICAGO—(BUSINESS WIRE)—Dec. 3, 2001—Aon Corporation (NYSE: AOC—news) today filed a $750 million universal shelf registration statement (Form S-3) with the Securities and Exchange Commission. The Company anticipates that a substantial portion of the securities to be registered will be for a common equity offering planned for early first quarter 2002, subject to market conditions. Proceeds are expected to be used for new underwriting initiatives and to strengthen the Company's capital base.

    The new underwriting initiatives include offering new property and casualty insurance products through the Company's underwriting subsidiaries preceding the planned spin-off of Combined Specialty in Spring 2002, as previously announced. Decisions regarding the amount of funding to be allocated to this initiative will be based upon the completion of business plans to be finalized in early 2002.

    As previously announced, the Company also plans to invest $200 million in Endurance Specialty Insurance Ltd., a new Bermuda-based underwriting company. It is expected that this investment will be financed through the Company's insurance underwriting subsidiaries and that Combined Specialty will become a minority owner in Endurance Specialty upon completion of the spin-off.

    Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries. Aon's common stock is listed on the New York, Chicago, Frankfurt and London stock exchanges.

    A registration statement relating to debt and equity securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    A prospectus for any offering, when available, may be obtained from the underwriters of the offering and from Aon Corporation, 200 East Randolph Street, Chicago, Illinois 60601, Attention: Financial Relations.

    This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, the final form of the business transformation plan, the ultimate cost and timing of the implementation thereof, the actual cost savings and other benefits resulting therefrom, whether the Company ultimately implements the proposed spin-off of its underwriting operations, and the timing and terms associated therewith, the timing, amount and ultimate completion of the capitalization of Endurance Specialty Insurance Ltd. and events surrounding terrorists attacks of September 11, 2001, including the timing and resolution of related insurance and reinsurance issues. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.